Exhibit 10.20
December 9, 2009
PERSONAL & CONFIDENTIAL
Mr. Charles A. James
[address]
Dear Mr. James,
This letter sets forth terms and conditions upon which you and the Company have agreed to in conjunction with your voluntary termination on May 2, 2010 and your provision of consulting and transition services thereafter.
You agree that, as a result of such termination, you are not entitled to any of the payments or benefits under your employment agreement with the Company dated October 3, 2002 (the “Employment Agreement”), except those payments described in Section 5A. thereof.
Payments received under this Agreement shall not be deemed a continuation of active employment and therefore shall not be a part of your compensation for purposes of the determination of, or eligibility for, benefits under any employee benefit, severance or redundancy program. Compensation provided by this Agreement shall be subject to normal statutory income tax provisions in the jurisdiction of your residence and no Company gross-up or compensation for income tax due will be provided to you. You shall be required to satisfy any personal tax liabilities. The Company will withhold taxes only to the extent it deems the withholding to be statutorily required.
If you remain employed by the Company through May 2, 2010 or are terminated by the Company (other than for Misconduct, or by reason of death or Disability) prior to such time, you will be paid $1,500,000 within 10 business after the earlier of May 2, 2010 or such termination, provided you execute a general release of claims in a form satisfactory to the Company. This payment is on account of the restricted stock units awarded to you on March 25, 2009. For this purpose, “Misconduct” shall have the meaning set forth in the Chevron Corporation Long-Term Incentive Plan, as amended from time to time and “Disability” shall have the meaning set forth in the Company’s long-term disability plan.
In consideration for services to be provided after May 2, 2010, you will be compensated as follows:
•	For your agreement to be available for consulting and transition services for a period not to exceed one year, you will receive a one-time cash retainer payment of Five Hundred Thousand Dollars ($500,000), excluding all statutory applicable taxes and withholding. This

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Mr. Charles A. James
December 9, 2009

amount shall be payable to you only if you remain employed by the Company through May 2, 2010 or are terminated by the Company (other than for Misconduct, or by reason of death or Disability) prior to such time, and shall be paid within 10 business after the earlier of May 2, 2010 or such termination, provided you execute a general release of claims in a form satisfactory to the Company.

•	For time spent after May 2, 2010 in excess of 500 hours performing the duties as mutually agreed upon between you and the Company as part of this consulting and transition services contemplated by this Agreement, you will be compensated at a rate of One Thousand Dollars ($1000) per hour.

•	Any reasonable incidental business expenses associated with performing this agreement, including but not limited to airfare, transportation services, hotel and meals will be reimbursed at cost.

•	You will be considered for eligibility to participate on a pro-rated basis in the Company’s short-term incentive program for 2010.
Except as otherwise provided in the Agreement, or under the terms of any incentive compensation, executive or employee benefit plan, policy or arrangement applicable to you at the time of your voluntary resignation of employment, you shall have no right to receive any compensation, or to participate in any other plan, arrangement or policy, with respect to future periods after your voluntary resignation.
You agree to comply with all of the covenants contained in the Employment Agreement that run in favor of the Company including, without limitation, those set forth in Section 6 thereof and agree that this is a voluntary termination within the meaning of Section 4C. thereof.
When signed by you and the Company in the spaces indicated below, this letter shall become a legally binding agreement between you and the Company.
Sincerely,

/s/ Joe W. Laymon

Joe W. Laymon
Vice President Human Resources
Chevron Corporation
	Charles A. James	Date:
	/s/ Charles A. James	01-05-10

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